UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)                 October 29, 2008
NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road NE, Suite 1500, Atlanta, GA	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code                  (404) 814-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 29, 2008, the Board of Directors of Novelis Inc. (the “Company”) approved amendments to the Novelis Long-Term Incentive Plan for Fiscal Years 2009 – 2012 (the “Amended LTIP”). The Board of Directors originally adopted the Novelis Long-Term Incentive Plan for Fiscal Years 2009 – 2012 on June 19, 2008 (the “Original LTIP”) to provide for a long-term incentive opportunity for the Company’s executive officers, other key managers, and certain high potential employees. A description of the Original LTIP is provided in the Company’s Form 8-K filed on June 25, 2008, and a copy of the Original LTIP filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008. Both documents are incorporated herein by reference.
     The design elements of the Amended LTIP are largely unchanged from the Original LTIP. However, the Amended LTIP now specifies that (a) the plan shall be administered by the Compensation Committee of the Board of Directors, (b) all payments shall be made in cash upon exercise (less applicable withholdings), and (c) the Compensation Committee has the authority to make adjustments in the number and price of SARs covered by the plan in order to prevent dilution or enlargement of the rights of employees that would otherwise result from a change in the capital structure of the Company (e.g., dividends, stock splits, rights issuances, reorganizations, liquidation of assets, etc.).
     On October 29, 2008, the Board of Directors also approved the form of the Novelis Inc. SARs Agreement to be issued to eligible employees on the grant date under the Amended LTIP.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: November 4, 2008	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
Secretary